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Filed pursuant to Rule 424(b)(3)
Registration No. 333-85996

DIGITAL RIVER, INC.

438,195 Shares

Common Stock

The selling stockholder identified in this prospectus may sell up to 438,195 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.

Our common stock is traded on the Nasdaq National Market under the symbol "DRIV." On May 9, 2002, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $4.92 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

        The shares offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2002

Digital River is our registered trademark.

All other trademarks or service marks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

        The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this prospectus and our annual report on Form 10-K for the year ended December 31, 2001 for more information on our business and the risks involved in investing in our stock.

DIGITAL RIVER

Overview

        We are a provider of comprehensive electronic commerce outsourcing solutions. We were incorporated in February 1994 and commenced offering products for sale through our clients' Web stores in August 1996. As an application service provider, we enable our clients to access our proprietary electronic commerce system over the Internet. We have developed a technology platform that allows us to provide a suite of electronic commerce services, including Web commerce development and hosting, transaction processing, fraud screening, digital delivery, integration to physical fulfillment and customer service. We also provide analytical marketing and merchandising services to assist clients in increasing Web page view traffic to, and sales through, their Web commerce systems. We provide an outsourcing solution that allows our clients to promote their own brands while leveraging our investment in infrastructure and technology. Our Software and Digital Commerce Services Division serves the software and digital products market, and our E-Business Services Division serves manufacturers, distributors and retailers outside the software industry. Our clients include H & R Block, Inc., Major League Baseball, National Geographic Society, Symantec Corporation and ScanSoft, Inc.

        Our proprietary commerce network server, or CNS, technology serves as the platform for our solutions. The CNS incorporates custom software applications that enable Web store authoring, electronic software delivery, fraud prevention, export control, merchandising programs and online registration, and features a database of more than 200,000 software and digital products. Using our CNS platform, we create Web commerce systems for our clients that replicate the look and feel of each client's Web site. End-users enter the client site and are then seamlessly transferred to our CNS. End-users can then browse for products and make purchases online, and once purchases are made, we either deliver the products digitally to the end-user through the Internet or communicate the order through its integration into a number of third-party fulfillment agencies for physical fulfillment. We also provide transaction processing services and collect and maintain critical information about end-users. This information can later be used by our clients to facilitate add-on or upgrade sales and for other direct marketing purposes. We actively manage direct marketing campaigns for our clients and also deliver purchase information and Web store traffic statistics to our clients through online reporting.

Recent Developments

Results of Operations

        In February 2002, ePedas Sdn Bhd initiated an arbitration against us before the American Arbitration Association. The demand for arbitration alleges breach of contract and tortious interference claims against us. The prayer for relief requests RM 28,809,137.09 (Ringit Malaysia or approximately US $7,581,150) plus pre-judgment interest, punitive damages, all legal costs and other unspecified fees and expenses. An arbitrator has not been selected and no arbitration date has been set. We believe this lawsuit is without merit and intend to defend against it vigorously.

        On March 29, 2002, we announced that we would record a reserve for pending litigation of $2,300,000 in the first quarter of 2002. Additionally, we announced that we would take a charge of $200,000 in the first quarter of 2002 in connection with our decision during the quarter to consolidate one of our offices.

Acquisitions

        On March 19, 2002, pursuant to an Asset Purchase Agreement between Digital River and Innuity Acquisition Corp. ("IAC"), we purchased certain assets and assumed approximately $3.6 million in merchant liabilities in exchange for approximately $2.4 million in cash. The agreement includes and opportunity for a cash earn-out based on revenue generated from the IAC assets during the 12-month period following the close of the transaction.

        On March 31, 2002, pursuant to an Amended and Restated Asset Purchase Agreement dated February 9, 2002, as amended March 15, 2002, between Digital River and Beyond.com Corporation ("Beyond.com"), in exchange for $2,910,311 in shares of our common stock (valued at the average of the closing price of our common stock for the 15 trading days prior to two days before closing), we purchased those assets and assumed those liabilities of Beyond.com related to its eStores business, which manages online stores for clients. Pursuant to a post-closing amendment to the agreement, the parties agreed to a post-closing adjustment to the value of the common stock such that the common stock will be valued at the average of the closing price for the 15 business days prior to two days before closing and the seven business days immediately following closing, which value is $13.06. As a result, Beyond.com was entitled to receive a total of 222,842 shares in connection with the closing. The purchase was approved by the U.S. Bankruptcy Court following Beyond.com's filing for Chapter 11 bankruptcy protection, and certain elements of the purchase remain subject to further approval by the court. The agreement includes contingent earn-out provisions whereby Beyond.com may receive (i) 73,699 additional shares of our common stock, valued at $962,500, if specified customers of Beyond.com remain our customers for 90 days post closing, (ii) 38,285 additional shares of our common stock, valued at $500,000, if specified customers of Beyond.com with a total weight of 90% or more (as specified in the agreement) enter into 12 month contracts with us within 60 days of the closing and (iii) 103,369 additional shares of our common stock, valued at $1.35 million, if specified customers enter into 12 month contracts with us within 60 days of the closing (with such shares valued as described above). Of the shares issued at closing, 70,000 shares were placed in escrow to secure certain indemnification obligations contained in the agreement. Subject to outstanding claims, the escrow will terminate 90 days following the closing.

        References in the prospectus to "Digital River," "we," "our," "us" and the "Company" refer to Digital River, Inc., a Delaware corporation and its subsidiaries. Our executive offices are located at 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota 55344. Our telephone number is (952) 253-1234. Information contained on our Web site does not constitute part of this prospectus.

RISK FACTORS

        In addition to the other information provided in this report, stockholders or prospective investors should carefully consider the following risk factors:

We have a limited operating history, a history of losses and we have yet to achieve profitability.

        We were incorporated in February 1994 and conducted our first online sale through a client's Web store in August 1996. We have not yet achieved profitability and have incurred significant losses since we were formed. As of December 31, 2001, we had an accumulated deficit of approximately $103.1million. Our limited operating history makes it difficult for you to evaluate our ability to achieve profitability in the future.

        The success of our business model depends upon our success in generating sufficient transaction and service fees from the use of our electronic commerce solutions by existing and future clients. Accordingly, we must maintain existing, and develop new relationships, with software publishers, online retailers and E-business clients. To achieve this goal, we intend to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. If we are unable to maintain existing, and develop new, client relationships, we will not generate a profitable return on our investments and we will be unable to gain meaningful market share to justify these investments. Further, we may be unable to achieve profitability if our revenues increase slower than expected, or if operating expenses exceed our expectations and cannot be adjusted to compensate for lower than expected revenues. Even if we are able to achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

Our operating results have fluctuated in the past and are likely to continue to do so, which could cause the price of our common stock to be volatile.

        Our quarterly and annual operating results have fluctuated significantly in the past and are likely to continue to do so in the future due to a variety of factors, some of which are outside our control. As a result, we believe that quarter-to-quarter and year-to-year comparisons of our revenues and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. If our annual or quarterly operating results fail to meet the guidance we provide to securities analysts and investors or otherwise fail to meet their expectations, the trading price of our Common Stock will likely decline. Some of the factors that have or may contribute to fluctuations in our quarterly and annual operating results include:

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  our ability to attract and retain software publishers and online retailers as clients;

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  our ability to attract and retain E-Business clients;

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  the introduction by us of new Web sites, Web stores or services that may require a substantial investment of our resources;

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  the introduction by others of competitive Web sites, Web stores or services;

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  slower than anticipated growth of the online market as a vehicle for the purchase of software products;

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  our ability to continue to upgrade and develop our systems and infrastructure to meet emerging market needs and remain competitive in our service offerings;

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  technical difficulties or system downtime leading to termination of client contracts and harm to our reputation;

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  our ability to retain and attract personnel commensurate with our business needs; and

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  the cost of compliance with U.S. and foreign regulations relating to our business.

        In addition, revenues generated by our Software and Digital Commerce Services Division are likely to fluctuate on a seasonal basis that is typical for the software publishing market in general. We believe that our first and fourth quarters are seasonally stronger than our second and third quarters due to the timing of demand of tax preparation software and the holiday selling period. We also believe that software publishers avoid new product releases in the summer months.

        Our operating expenses, which include sales and marketing, product research and development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If our revenues for a quarter fall below our expectations and we are unable to quickly reduce spending in response, our operating results for that quarter would be harmed. In addition, the operating results of companies in the electronic commerce industry have in the past experienced significant quarter-to-quarter fluctuations that may adversely affect our stock price.

A loss of any client that accounts for a large portion of our revenues could cause our revenues to decline.

        One software publisher client, Symantec Corporation, accounted for approximately 15% of our revenues in 2001. In addition, other software and E-Business clients contribute a large portion of our annual revenue. Contracts with our clients are generally short term in nature. If any one of these contracts is not renewed or otherwise terminates, and if we are unable to replace it with other client agreements, our revenues would decline and our losses would likely increase. It is important to our success that we maintain these client relationships and, at the same time, develop new client relationships.

The success of our business strategy and our future revenue growth depends on increasing consumer acceptance of the Internet as a medium of commerce.

        The failure of the Internet to continue developing into a significant commercial medium would harm our ability to increase our revenues and execute our business strategy. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by end-users. Rapid growth in the use of and interest in the Internet and other online services is a recent development. The acceptance and use of the Internet and other online services may not continue to develop and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. We rely on purchasers who have historically used traditional means of commerce to purchase goods or transact business. If we are to be successful, these purchasers must accept and use the Internet as a means of purchasing goods and services and exchanging information. We cannot predict the rate at which these purchasers will do so.

Our sales cycle is lengthy, which may cause us to incur substantial expenses and expend management time without generating corresponding revenues, which would impair our cash flow.

        We market our services directly to software publishers, online retailers and E-Business prospects. These relationships are typically complex and take time to finalize. Due to operating procedures in many large organizations, a significant amount of time may pass between selection of our products and services by key decision-makers and the signing of a contract. The period between the initial sales call and the signing of a contract with significant sales potential is difficult to predict and typically ranges from six to 12 months. If at the end of a sales effort a prospective client does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenues. As a result, our cash flow and our ability to fund expenditures incurred during the sales cycle may be impaired.

General economic uncertainty may reduce our revenues.

        The revenue growth and profitability of our business depends significantly on the overall demand for Internet-based electronic commerce solutions. We believe that the market for these solutions may be adversely affected by a number of factors, including reductions in capital expenditures by clients and overall weakening of the U.S. and foreign economies.

        These factors may, in turn, give rise to a number of market trends that may slow our revenue growth, including:

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  longer sales cycles;

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  deferral or delay of electronic commerce projects and generally reduced expenditures for electronic commerce solutions and related services; and

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  increased price competition.

        If the current economic slowdown continues, the effects of the slowdown for electronic commerce solutions could reduce our revenues and limit our ability to meet our profitability goals.

Loss of our credit card acceptance privileges would seriously hamper our ability to process the sale of digital goods.

        The payment by end-users for the purchase of digital goods that we process is typically made by credit card. If we incur significant instances of credit card fraud over an extended period of time, it may result in penalties and termination of our credit card acceptance privileges. Loss of our credit card acceptance privileges would severely impact our ability to process the sale of digital goods where the payment method is by credit card. We may be required to expend significant capital and other resources to protect against these fraudulent transactions.

Implementing our acquisition strategy could result in dilution and operating difficulties.

        We have acquired, and intend to continue acquiring, businesses, technologies, services or products that we believe are strategic, such as businesses that provide outsourcing services to software publishers. The process of integrating an acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired business also may disrupt our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. Moreover, the anticipated benefits of any acquisition may not be realized. If a significant number of clients of the acquired businesses cease doing business with us, we would experience lost revenues, and any synergies from the acquisition may be lost. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses of intangible assets or impairment of goodwill.

Electronic software delivery, or ESD, is still an evolving and unproven technology and the industry may ultimately fail to accept ESD.

        Our success will depend in large part on the growth in end-user acceptance of ESD as a method of distributing software products. ESD is a relatively new method of distributing software products to end-users, and unless ESD gains widespread market acceptance, we will be unable to achieve our business plan. Factors that will influence the market acceptance of ESD include:

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  the availability of sufficient bandwidth, both now and in the future, to enable purchasers to rapidly download software products;

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  the cost of time-based Internet access;

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  the number and adequacy of software products that are available for purchase through ESD as compared to those available through physical delivery; and

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  the level of end-user comfort with the process of downloading software via the Internet, including the ease of use and lack of concern about transaction security.

        Even if ESD achieves widespread acceptance, we may be unable to overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Our failure to do so would also impair our ability to execute our business plan.

The growth of the market for our services depends on the development and maintenance of the Internet infrastructure.

        Our business is based on delivering services over the Internet, and the success of our business therefore depends on the development and maintenance of a sound Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high-speed modems, for providing reliable Internet access and services. Our ability to increase the speed and scope of our services is limited by, and depends upon, the speed and reliability of both the Internet and our clients' internal networks. Consequently, as Internet usage increases, the growth of the market for our services depends upon improvements being made to the Internet as well as to individual client's networking infrastructures to alleviate overloading and congestion. In addition, any delays in the adoption of new standards and protocols required to govern increased levels of Internet activity or increased governmental regulation may have a detrimental effect on the Internet infrastructure.

Our failure to attract and retain software publishers as clients would cause our revenues to decline.

        Our Software and Digital Commerce Services Division generates revenues by providing outsourced services to software publishers. If we cannot develop and maintain satisfactory relationships with software publishers on acceptable commercial terms, we will likely experience a decline in revenues. We also depend on our software publisher clients creating and supporting software products that end-users will purchase. If we are unable to obtain sufficient quantities of software for any reason or if the quality of service provided by these software publishers falls below a satisfactory level, we could also experience a decline in revenues and client satisfaction, and our reputation could be harmed. Our contracts with our software publisher clients are generally one year in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice at least 90 days before the end of the contract. As is common in our industry, we have no long-term or exclusive contracts or arrangements with any software publishers that guarantee the availability of software products. Software publishers that currently supply software to us may not continue to do so and we may be unable to establish new relationships with software publishers to supplement or replace existing relationships.

Our business plans depend on increasing revenues from e-business clients.

        The success of our business strategy depends upon increasing fee and service revenues derived from the sale of non-software products for E-Business clients. Since initiating sales of electronic commerce outsourcing services in 1999, our E-Business Services Division has incurred only net losses. We have made substantial investments in technology and infrastructure and we may fail to establish and maintain sufficient relationships with E-Business clients to offset these expenses. If we are unable to develop and expand our relationships with E-Business clients, we will fail to grow revenues as projected and the E-Business Services Division will continue to have a negative impact on our profitability.

Because the electronic commerce industry is highly competitive and has low barriers to entry, we may be unable to compete effectively.

        The market for Internet-based, electronic commerce solutions is extremely competitive and we may find ourselves unable to compete effectively. Because there are relatively low barriers to entry in the electronic commerce market, we expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. In addition, our clients and partners may become competitors in the future. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and a decrease or loss of our market share, any of which could reduce our revenues. We face competition from the following sources:

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  in-house development of electronic commerce capabilities;

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  other providers of outsourced electronic commerce solutions;

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  software publishers and online retailers who have or may choose to make substantial initial and ongoing investments in order to develop and manage their own electronic commerce sites, and who may decide to market this capability to other companies;

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  system integrators and application service providers that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions, such as Corio, Inc. and USinternetworking, Inc.;

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  companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing, including BroadVision, Inc., and CyberSource Corporation;

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  companies that sell, distribute or rent software products over the Internet;

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  high-traffic, branded Web sites that derive a substantial portion of their revenues from electronic commerce and may themselves offer, or provide means for others to offer, software products, such as Amazon.com, Inc. and Global Sports, Inc.; and

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  traditional channels and methods of retail and corporate software sales, such as mail order catalogs and retail superstores.

        Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software, services, and electronic commerce solutions, larger technical staffs, larger customer bases, more established distribution channels and customer relationships, greater brand recognition and greater financial, marketing and other resources than us. In addition, competitors may be able to develop services that are superior to our services, achieve greater customer acceptance or have significantly improved functionality as compared to our existing and future products and services. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs. Our inability to compete successfully against current and future competitors could cause our revenues to decline.

Security breaches could hinder our ability to securely transmit confidential information.

        A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Any compromise or elimination of our security could be costly to remedy, damage our reputation and expose us to liability, and dissuade existing and new clients from using our services. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as end-user credit card numbers. A party who circumvents our security measures could misappropriate proprietary information or interrupt our operations.

        We may be required to expend significant capital and other resources to protect against security breaches or address problems caused by breaches. Concerns over the security of the Internet and other online transactions and the privacy of users could deter people from using the Internet to conduct transactions that involve transmitting confidential information, thereby inhibiting the growth of the Internet. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent security breaches could lead to a loss of existing clients and deter potential clients away from our services.

We have experienced rapid growth and failure to properly manage and sustain our expansion efforts could strain our management and other resources.

        Our ability to successfully offer services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have rapidly and significantly expanded our operations. In 2001, we increased our number of employees from 381 to 484 and we anticipate that further significant expansion will be required to address potential growth in our client base and market opportunities. Failure to properly manage this expansion could place a significant strain on our managerial, operational and financial resources. Our new employees include a number of key managerial, technical and operations personnel whom we have not yet fully integrated. We expect to add additional key personnel in the near future, including direct sales, marketing, financial and technical personnel. To manage the expected growth of our operations and personnel, we will be required to:

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  improve existing and implement new operational, financial and management controls, reporting systems and procedures;

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  install new management information systems; and

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  train, motivate, retain and manage our employees.

        We may be unable to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may be inadequate to support our future operations. In addition, we may be unable to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities.

Failure to develop our technology to accommodate increased CNS traffic could reduce demand for our services and impair the growth of our business.

        We periodically enhance and expand our technology and transaction-processing systems, network infrastructure and other technologies to accommodate increases in the volume of traffic on the CNS. Our inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to manage increased traffic on the CNS may cause unanticipated systems disruptions, slower response times and degradation in client services, including impaired quality and speed of order fulfillment. Failure to manage increased traffic could harm our reputation and significantly reduce demand for our services, which would impair the growth of our business. We may be unable to improve and increase the capacity of our network infrastructure sufficiently or anticipate and react to expected increases in the use of the CNS to handle increased volume. Further, additional network capacity may not be available from third-party suppliers when we need it. Our network and our suppliers' networks may be unable to maintain an acceptable data transmission capability, especially if demands on the CNS increase.

Our industry is characterized by rapid technological change that may make our technology and systems obsolete or cause us to incur substantial costs to adapt to these changes.

        To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our CNS and the underlying network infrastructure. If we incur significant costs without adequate results, or are unable to adapt rapidly to technological changes, we may fail to achieve our business plan. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. To be successful, we must adapt to rapid technological change by licensing and internally developing technologies to enhance our existing services, developing new products, services and technologies that address the increasingly sophisticated and varied needs of our clients, and responding to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our CNS technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or fail to adapt our proprietary technology and systems to client requirements or emerging industry standards.

System failures could reduce the attractiveness of our service offerings.

        We provide commerce, marketing and delivery services to our clients and end-users through our CNS transaction processing and client management systems. These systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the CNS and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. Any systems damage or interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenues to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.

        Our systems and operations are vulnerable to damage or interruption from:

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  fire, flood and other natural disasters;

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  operator negligence, improper operation by, or supervision of, employees, physical and electronic break-ins, misappropriation, computer viruses and similar events; and

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  power loss, computer systems failures, and Internet and telecommunications failure.

        We presently have no disaster recovery facilities and do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

We may become liable to clients who are dissatisfied with our services.

        We design, develop, implement and manage electronic commerce solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenues, adverse end-user reaction and negative publicity or require expensive corrections. As a result, clients who experience these adverse consequences either directly or indirectly as a result of our services could bring claims against us for substantial damages. Any claims asserted could exceed the level of our insurance. The insurance we carry may not continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims that are uninsured, exceed insurance coverage or result in changes to insurance policies, including premium increases, could adversely affect our operating results or financial condition.

Our chief executive officer and key technical employees are critical to our business and if they do not remain with us in the future, we may be unable to effectively replace them.

        Our future success significantly depends on the continued services and performance of our senior management, particularly Joel A. Ronning, our chief executive officer and member of the office of the president. Our performance also depends on our ability to retain and motivate our key technical employees who are skilled in maintaining the CNS. The loss of the services of any of our executive officers or key technical employees could harm our business if we are unable to effectively replace that officer or employee, or if that person should decide to join a competitor or otherwise directly or indirectly compete with us. Further, we may need to incur additional operating expenses and divert other management time in order to search for a replacement. We do not maintain any key person life insurance policies.

We must continually attract and retain technical and other key personnel in order to be able to successfully execute our business strategy.

        Our future success depends on our ability to continue to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, operations, merchandising, sales and marketing and client service personnel. Competition for this personnel is intense, particularly in the Internet industry and we may be unable to successfully attract, assimilate or retain sufficiently qualified personnel. Failure to do so could harm our business growth and ability to achieve profitability. In addition, the market price of our Common Stock has fluctuated substantially since our initial public offering in August 1998. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer attractively priced may choose not to remain with our organization. In that case, our ability to attract employees will be adversely affected. Finally, should our stock price substantially decline, the retention value of stock options granted since our initial public offering will decline and our employees may choose not to remain with our organization.

Protecting our intellectual property is critical to our success.

        We regard the protection of our trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We also seek to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets. We pursue the registration of our trademarks and service marks in the U.S. and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

        The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources.

Claims of infringement of other parties' intellectual property rights could require us to expend significant resources.

        From time to time, we may receive notice of claims of infringement of other parties' proprietary rights. In August 2001, an action was brought against us and other defendants in the U.S. District Court in the District of Columbia alleging infringement of U.S. Patent No. 6,014,651 owned by Christopher M. Crawford of Washington, D.C. No substantive actions have taken place as yet in this case. The Court has delayed substantive discovery in this case pending a preliminary determination of the legal scope of Crawford's claim. A preliminary hearing is scheduled on May 15, 2002, in which the Court will determine how it will resolve what is the legal scope of Crawford's patent claim. Subsequent to that determination, we may file for a dismissal of the case if the Court's decision is consistent with our and the other defendants' position regarding the interpretation of this patent claim. At this time, Crawford has not made a definitive demand for the resolution of this case. We believe that we have meritorious defenses to, and intend to vigorously defend against, this claim.

        This claim and any future assertions or prosecutions of claims like this could require us to expend significant financial and managerial resources. The defense of any claims, whether these claims are with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product enhancement delays or require that we develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us or at all. In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, we may be unable to pursue our current business plan.

Claims against us related to the software products that we deliver electronically could also require us to expend significant resources.

        Claims may be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of software products that we deliver electronically and are subsequently distributed to others. Because we did not create these software products, we are generally not in a position to know the quality or nature of the content of these products. Although we carry general liability insurance, our insurance may not cover potential claims of this type, adequately cover all costs incurred in defense of potential claims or indemnify us for all liability that may be imposed. Any costs or imposition of liability that are not covered by insurance or in excess of insurance coverage could be expensive and time-consuming to address, distract management and delay product deliveries even if we were ultimately successful in the defense of these claims.

Changes in government regulation could limit our Internet activities or result in additional costs of doing business over the Internet.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. The adoption or modification of laws related to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. Due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the international, federal and state levels. These laws and regulations could cover issues such as:

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  user privacy with respect to adults and minors;

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  pricing and taxation;

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  fraud;

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  advertising;

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  intellectual property rights;

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  information security; and

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  quality of products and services.

        Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our operating results and substantially increase the cost to us of doing business. It may also require significant management resources to respond to any changes in these laws. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain.

Laws relating to user information and online privacy may limit the collection of end-user data for our clients.

        We collect and maintain end-user data for our clients, which subjects us to increasing international, federal and state regulation related to online privacy and the use of personal user information. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. In addition, the U.S. Federal Trade Commission, or FTC, may consider adopting regulations similar to those contemplated during the Clinton administration regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on information obtained from minors. These regulations may include requirements that companies establish procedures to, among other things:

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  give adequate notice to users regarding information collection and disclosure practices;

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  provide users with the ability to have personal information deleted from a company's database;

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  provide users with access to their collected personal information and the ability to correct inaccuracies;

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  clearly identify affiliations with third parties that may collect information or sponsor activities on another company's Web site; and

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  obtain express parental consent prior to collecting and using personal information from children under 13 years of age.

        Bills are also pending in Congress that would improve online privacy protections for adults. Laws of this kind require that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information, or provide users with the ability to access, correct and delete personal information stored by us. Even in the absence of these regulations, the FTC has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could limit our collection of demographic and personal information from end-users, which could adversely affect our ability to comprehensively serve our clients.

The listing of our network addresses on anti-SPAM lists could harm our ability to service our clients and deliver goods over the Internet.

        Certain privacy and anti-email proponents have engaged in a practice of gathering and publicly listing network addresses that they believe have been involved in sending unwanted, unsolicited emails commonly known as SPAM. In response to user complaints about SPAM, Internet service providers have from time to time blocked such network addresses from sending emails to their users. If our network addresses mistakenly end up on these SPAM lists, our ability to provide services for our clients and consummate the sales of digital and physical goods over the Internet could be harmed.

The adoption and implementation of international laws and regulations applicable to electronic commerce may impair our efforts to expand revenues from international transactions.

        The European Union has adopted a privacy directive that regulates the collection and use of information that identifies an individual person. These regulations may inhibit or prohibit the collection and sharing of personal information in ways that could harm our clients or us. The globalization of Internet commerce may be harmed by these and similar regulations because the European Union privacy directive prohibits transmission of personal information outside the European Union. The United States and the European Union have negotiated an agreement providing a "safe harbor" for those companies who agree to comply with the principles set forth by the U.S. Department of Commerce and agreed to by the European Union. Failure to comply with these principles may result in fines, private lawsuits and enforcement actions. These enforcement actions can include interruption or shutdown of operations relating to the collection and sharing of information pertaining to citizens of the European Union.

Future laws imposed on electronic commerce may substantially increase the costs of doing business or otherwise adversely affect our ability to offer our services.

        Because our services are accessible worldwide and we facilitate sales of products to end-users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Laws regulating Internet companies outside of the United States may be less favorable than those in the United States, giving greater rights to consumers, content owners and users. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those provided in the United States. Any failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

        In addition, as our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We are qualified to do business only in California, Connecticut, Illinois, Minnesota and Washington. Failure to qualify as a foreign corporation in a required jurisdiction could subject us to taxes and penalties and could result in our inability to enforce contracts in these jurisdictions.

We intend to continue to expand our international operations and these efforts may not be successful in generating additional revenues.

        We sell software products and services to end-users outside the United States and we intend to continue to expand our international presence. Expansion into international markets, particularly Europe, requires significant resources that we may fail to recover by generating additional revenues. Conducting business outside of the United States is subject to risks, including:

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  changes in regulatory requirements and tariffs;

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  uncertainty of application or governing of local laws;

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  reduced protection of intellectual property rights;

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  difficulties in distribution for international sales;

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  higher incidences of credit card fraud and difficulties in accounts receivables collection;

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  the burden and cost of complying with a variety of foreign laws; and

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  political or economic constraints on international trade or instability.

        We may be unable to successfully and cost effectively market, sell and distribute our services in foreign markets. This may be more difficult or take longer than anticipated especially due to international challenges, such as language barriers, currency exchange issues and the fact that the Internet infrastructure in foreign countries may be less advanced than the U.S. Internet infrastructure. If we are unable to successfully expand our international operations, or manage this expansion, our operating results and financial condition could be harmed.

New obligations to collect or pay sales tax could substantially increase the cost to us of doing business.

        We do not currently collect sales, use or other similar taxes with respect to ESD or shipments of software products into states other than California, Minnesota and Washington. The application of sales tax to interstate and international sales over the Internet is unclear and evolving. Local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out-of-state companies like ours that engage in electronic commerce. A successful assertion by one or more states or any foreign country that we should collect sales, use or other taxes on the sale of merchandise through our E-Business Services Division or on shipments of software could harm our results of operations. In addition, any failure by an E-Business client to collect obligatory sales or use taxes could cause the relevant jurisdiction to attempt imposing that obligation on us.

Internet-related stock prices are especially volatile and this volatility may depress our stock price or cause it to fluctuate significantly.

        The stock market, and the trading prices of Internet-related companies in particular, have recently been notably volatile. This volatility is likely to continue in the short-term and is not necessarily related to the operating performance of affected companies. This broad market and industry volatility could significantly reduce the price of our Common Stock at any time, without regard to our operating performance. Factors that could cause our stock price in particular to fluctuate include:

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  actual or anticipated variations in quarterly operating results;

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  announcements of technological innovations;

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  new products or services that we or our competitors offer;

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  changes in financial estimates by securities analysts;

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  conditions or trends in the Internet and online commerce industries;

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  changes in the economic performance and/or market valuations of other Internet or online electronic commerce companies;

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  our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  additions or departures of key personnel; and

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  sales of our Common Stock.

Volatility in our stock price may induce securities class-action litigation against us, and the expense of defense could harm our results of operations.

        In the past, following periods of volatility in the market price of the securities of a company, securities class-action litigation has often been instituted against that company. Beginning August, 2001, we and certain of our officers and directors were named as defendants in several class action shareholder complaints filed in the United States District Court for the Southern District of New York. These actions include (1) Whalen v. Digital River, Inc., et al., Case No. 01-CV-7355; and (2) Nicolois v. Digital River, Inc., et al., Case No. 01-CV-7992. Similar complaints were filed in the same Court against hundreds of other public companies that conducted IPOs of their common stock in the late 1990s. In each of these complaints, the plaintiffs allege that we, certain of our officers and directors and our IPO underwriters violated the federal securities laws because our IPO registration statement and prospectus contained untrue statements of material fact or omitted material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief.

        On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. Judge Scheindlin held an initial case management conference on September 7, 2001, at which time she ordered, among other things, that the time for all defendants in the IPO Lawsuits to respond to any complaint be postponed until further order of the Court. Thus, we have not been required to answer any of the complaints, and no discovery has been served on us.

        At a further status conference on March 11, 2002, Judge Scheindlin stated that she would appoint lead plaintiffs counsel in the IPO Lawsuits by the end of March 2002, and that she would require the appointed lead plaintiffs counsel to file amended, consolidated complaints in the IPO Lawsuits by April 17, 2002. Judge Scheindlin further stated that she did not expect the defendants to file motions to dismiss the amended, consolidated complaints until the summer of 2002. We believe these lawsuits are without merit and intend to defend against them vigorously. However, this litigation, as well as any other litigation that might be instituted, could result in substantial costs and a diversion of management's attention and resources.

We may need to raise additional capital to achieve our business objectives, which could result in dilution to existing investors.

        We require substantial working capital to fund our business. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or these equity securities may have rights, preferences or privileges senior to those of our Common Stock. Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base and the growth of sales and marketing. We have had significant operating losses and negative cash flow from operations since inception. Additional financing may not be available when needed, on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which would harm our operating results and adversely affect our ability to achieve profitability.

Provisions of our charter documents, other agreements and Delaware law may inhibit potential acquisition bids for us.

        Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third-party to acquire us, even if a change in control would be beneficial to our stockholders.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholder.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and we do not anticipate paying cash dividends for the foreseeable future.

FORWARD-LOOKING STATEMENTS

        In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page 3 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report and Quarterly Reports contain a discussion of some of the factors that could contribute to those differences.

WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, NY 10279. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

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  Annual Report on Form 10-K for the year ended December 31, 2001;

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  Current Report on Form 8-K/A filed November 7, 2000;

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  Current Report on Form 8-K/A filed November 21, 2001;

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  Current Report on Form 8-K filed January 31, 2002;

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  Current Report on Form 8-K filed February 11, 2002;

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  Current Report on Form 8-K filed April 15, 2002; and

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  The description of the common stock contained in our Registration Statement on Form 8-A, as filed on July 20, 1998 with the SEC.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, MN 55344
(952) 253-1234

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

SELLING STOCKHOLDER

        In the March 31, 2002 acquisition of those assets of Beyond.com related to its eStores business, we issued the selling stockholder 109,096 shares of our common stock with an additional 70,000 shares deposited into escrow, and agreed to issue 43,746 shares of common stock following approval of the U.S. Bankruptcy Court of a post-closing amendment to the terms of the acquisition and up to an additional 215,353 shares of common stock as a contingent earn-out based upon specified customers of Beyond.com contracting with us. We also agreed to keep this registration statement, which registers these shares of common stock for resale, effective for 180 days from the effective date of this prospectus. Our registration of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares.

        The following table sets forth certain information regarding the beneficial ownership of the common stock, as of April 8, 2002, by the selling stockholder.

        The information provided in the table below with respect to the selling stockholder has been obtained from the selling stockholder. The selling stockholder does not have, nor has it had within the past three years, any position, office or other material relationship with us. Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of at any time or from time to time since the date on which the selling stockholder provided the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.

        Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. The selling stockholder possesses sole voting and investment power with respect to its shares. The percentage in the table below is based on 26,777,614 shares outstanding on April 8, 2002, adjusted as required by rules promulgated by the SEC.

	Shares Beneficially Owned Prior To Offering
Selling Stockholder				Shares Being Offered(2)
	Number		Percent
Beyond.com Corporation	438,195	(1)	1.64%	438,195

(1)
The 109,096 shares of our common stock, with an additional 70,000 shares deposited into escrow, issued to Beyond.com, the 43,746 shares of our common stock to be issued to Beyond.com following U.S. Bankruptcy Court approval and the 215,353 additional shares that may be issued to Beyond.com, are determined by dividing specified dollar values of consideration by the average closing price of our common stock over the 15 business days ended on March 28, 2002 and the seven business days ending on April 9, 2002. Based on the average closing stock price for that period of $13.06, Beyond.com may receive up to an additional (i) 73,699 shares of our common stock if certain specified customers of Beyond.com remain our customers beyond June 29, 2002; (ii) 38,285 shares of our common stock if certain specified customers of Beyond.com with a total weight of 90% or more (as specified in the agreement) enter into 12 month contracts with us by May 30, 2002; and (iii) 103,369 shares of our common stock if certain additional specified customers enter into 12 month contracts with us by May 30, 2002. Although these additional shares are being registered as of the date of this prospectus, Beyond.com does not yet beneficially own these shares.

(2)
Our registration of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares.

PLAN OF DISTRIBUTION

        The shares of common stock may be sold from time to time by the selling stockholder in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees and other successors in interest selling shares received from the selling stockholder after the date of this prospectus as a gift, pledge, distribution in the bankruptcy proceeding pending over the selling stockholder's assets or other non-sale transfer. Upon receipt of notification by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, we will file a supplement to this prospectus. The selling stockholder may offer its shares of common stock in one or more of the following transactions:

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  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

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  in the over-the-counter market;

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  in private transactions;

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  through options;

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  by pledge to secure debts and other obligations;

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  through a distribution in the bankruptcy proceeding pending over the selling stockholder's assets;

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  on the dissolution of either a corporation to its stockholders or a partnership to its limited partners; or

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  a combination of any of the above transactions.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholder. Alternatively, the selling stockholder may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder might not sell all of the shares it holds. The selling stockholder may transfer, devise or gift such shares by other means not described in this prospectus.

        To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless it has been registered or qualified for sale or an exemption is available and complied with.

        Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

        We will pay all expenses related to this registration, estimated at approximately $25,000. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws.

LEGAL MATTERS

        For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

        The financial statements of Digital River, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in auditing and accounting.

        The consolidated financial statements of NetSales, Inc., appearing in Digital River's Current Report on Form 8-K/A filed November 7, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on Ernst & Young LLP's report, given on the authority of such firm as experts in accounting and auditing.

        The financial statements of ConnectInc.com (formerly Connect, Inc.) as at December 31, 2000 and 1999, for the period from February 1, 2000 to December 31, 2000, for the period from January 1, 2000 to January 31, 2000, and for the year ended December 31, 1999 incorporated in this prospectus by reference to Digital River, Inc.'s Current Report on Form 8-K/A filed November 21, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of May 9, 2002. You should not assume that this prospectus is accurate as of any other date.

438,195 SHARES

COMMON STOCK
PROSPECTUS

DIGITAL RIVER, INC.
MAY 9, 2002

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
DIGITAL RIVER
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN GET MORE INFORMATION
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS